[Letterhead of Wachtell, Lipton]


                                            May 4, 2000


Ladies and Gentlemen:

        Reference is made to our opinion, dated May 3, 2000, addressed to Reynolds Metals Company ("Reynolds") and regarding certain tax matters, delivered in connection with the merger of Reynolds with RLM Acquisition Corp., a wholly owned subsidiary of Alcoa Inc ("Alcoa").

        We hereby consent to the filing of such opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of Alcoa, file number 333-93849. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,
                                            /s/ Wachtell, Lipton, Rosen & Katz